Exhibit 99.1

NEWS RELEASE

Gray Media Updates Second Quarter 2025 Guidance and Provides an Update on Certain Developments During the Quarter

Atlanta, Georgia – July 8, 2025. . . Gray Media, Inc. (“Gray,” “we,” “us,” or “our”) (NYSE: GTN) today announced an update to its financial guidance for the quarter ended June 30, 2025, along with certain other developments that occurred during the quarter.

Updated Guidance for the Quarter Ended June 30, 2025

We have not completed the process to finalize our financial results for the quarter ended June 30, 2025. Nevertheless, based upon our current forecasts and internal estimates for the quarter, we currently anticipate the following financial results, as outlined below in approximate ranges and as compared to the quarter ended June 30, 2024. This guidance and our internal estimates have not been subject to our normal financial closing and financial statement preparation processes, and as a result our actual results could be different and those differences could be material. In addition, the following information should not be used to draw any inferences regarding financial or operating results or data that is not described below:

	Quarter Ended
		June 30, 2025
	June 30, 2024	(Guidance Updated)
	(Actual)	Low	High
	(in millions)
Revenue (less agency commissions):
Core advertising	$373	$360	$362
Political	47	8	9
Retransmission consent	371	368	369
Production companies	18	18	19
Other	17	15	16
Total revenue	$826	$769	$775

Operating expenses (excluding depreciation, amortization and loss on disposal of assets):
Broadcasting:
Station expenses	$331	$332	$335
Network affiliation fees	233	233	235
Non-cash stock-based compensation	1	-	-
Total broadcasting expense	$565	$565	$570

Production companies	$14	$19	$20

Corporate and administrative:
Corporate expenses	$23	$20	$25
Non-cash stock-based compensation	5	5	5
Total corporate and administrative expense	$28	$25	$30

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.graymedia.com

This updated guidance includes the impact of recent market conditions as well as the developments described below.

Debt Repurchase and Amortization Payments

In June 2025, Gray repurchased $7.7 million in aggregate principal amount of its outstanding 5.875% senior notes due 2026. In addition, during June 2025, Gray made amortization payments of $11.25 million on its Term Loan D due 2028 and $3.75 million on its Term Loan F due 2029 that collectively satisfy all required mandatory amortization obligations on these term loans through December 31, 2025. These actions result from our ongoing commitment to strengthen our balance sheet and enhance our financial flexibility.

Non-Cash Impairment Charge Related to WANF

Gray expects to record a non-cash impairment charge of approximately $29 million in the second quarter of 2025, related to intangible assets associated with its Atlanta station, WANF. This charge results from WANF ceasing its CBS network affiliation effective August 16, 2025, and operating as an independent station thereafter, as previously announced. The impairment charge is expected to be reflected in Gray’s second quarter financial statements and is not expected to have a material impact on Gray’s ongoing operations or liquidity.

Forward-Looking Statements:

This press release contains certain forward-looking statements that are based largely on our current expectations and reflect various estimates and assumptions by us, including with respect to financial results for the quarter ended June 30, 2025. These statements are statements other than those of historical fact and may be identified by words such as “estimates,” “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond our control, include: estimates of future revenue, future expenses, future capital expenditures, future income tax payments and other future events. We are subject to additional risks and uncertainties described in our quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections contained therein, which reports are made publicly available via our website, www.graymedia.com. Any forward-looking statements in this press release should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2024, and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission and available at www.sec.gov.

About Gray Media:

Gray Media, Inc. (NYSE: GTN) is a multimedia company headquartered in Atlanta, Georgia. The company is the nation’s largest owner of top-rated local television stations and digital assets serving 113 television markets that collectively reach approximately 37 percent of US television households. The portfolio includes 78 markets with the top-rated television station and 99 markets with the first and/or second highest rated television station during 2024, as well as the largest Telemundo Affiliate group with 44 markets. The company also owns Gray Digital Media, a full-service digital agency offering national and local clients digital marketing strategies with the most advanced digital products and services. Gray’s additional media properties include video production companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, and studio production facilities Assembly Atlanta and Third Rail Studios. For more information, please visit www.graymedia.com.

Gray Contacts:

Jeffrey R. Gignac, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

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